Exhibit (a)(5)(e)
TELEMAR PARTICIPAÇÕES S.A.
A Publicly Held Company
CNPJ/MF No. 02.107.946/0001-87
NIRE No. 3.33.0016601-7
Relevant Fact
Further to the information contained in the “Announcements to the Market” dated May 29 and 30, 2007 and in the “Relevant Fact” notices dated April 10, 17 and 20, 2007, which refer to the execution by Telemar Participações S.A. (“TmarPart”) of public offerings of preferred stock (“OPAs”) issued by its controlled companies Tele Norte Leste Participações S.A. and Telemar Norte Leste S.A., TmarPart makes public that it will carry out the OPAs in accordance with the terms and conditions disclosed in the respective Public Notice, considering the:
(i) Approval of the terms of the draft Public Notice for the OPAs by Bovespa;
(ii) Holding, on June 18, 2007, of general meetings of debentureholders of 6th and 7th issuances of TmarPart, in which the following proposals were approved: (a) amendment to indentures so as to allow for the optional early redemption of the debentures at any time, this amendment being conditioned to the occurrence of auctions at the OPAs in which the shares under the OPAs are offered, which shall be notified in writing by TmarPart to the respective trustees; and (b) authorization to the total redemption of the debentures, after implementation of such condition, by means of a notice sent by TmarPart to the respective trustees, indicating the date for the respective execution and financial settlement, and payment of the amounts established in the respective indentures; and
(iii) Execution of binding agreements (“commitment documents”) between TmarPart and national and foreign institutions, with regard to contracting of a financing of up to R$ 11,450,000,000.00.
Additionally, TmarPart informs that its Board of Directors, at a meeting held on this date, has resolved to suppress the condition disclosed under the “Relevant Fact” notice published on April 10, 2007, which bound the OPA for acquisition of the PNA Shares of Telemar Norte Leste to the success of the OPA for acquisition of the PN Shares of Tele Norte Leste.
TmarPart also informs that the content of this notice of Relevant Fact will be transmitted to the Investor Relations Officers of Tele Norte Leste Participações S.A. and Telemar Norte Leste S.A., in order to be disclosed to the respective shareholders.
Rio de Janeiro, June 19, 2007.
Fabio Schvartsman
Investor Relations Officer